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                                                                    EXHIBIT 99.2

ECOMETRY CORPORATION COMPLETES MERGER WITH SG MERGER CORP.

DELRAY BEACH, Fla.--(BUSINESS WIRE)--May 31, 2002--Ecometry Corporation (Nasdaq:ECOM - News), a provider of integrated software solutions for multi-channel commerce, today announced that the merger of SG Merger Corp. into Ecometry, with Ecometry being the surviving corporation, became effective today. The merger agreement between Ecometry and Syngistix, Inc. was terminated effective today. As a result of the merger, shareholders other than SG Merger Corp., Wilburn W. Smith and Allan J. Gardner will receive $2.70 per share, in cash. Ecometry's common stock will cease to be publicly traded and will be delisted from Nasdaq, effective the close of the market today.

ABOUT ECOMETRY CORPORATION

Ecometry is a provider of multi-channel commerce solutions worldwide. The Ecometry family of products ensures customer satisfaction throughout the multi-channel shopping and buying experience. Its flagship product, Ecometry Retail Enterprise(TM), is a customer-focused, high volume suite of business applications designed to completely automate front-end and back-end operations across multiple channels. It enables retailers to acquire, retain and manage customers, suppliers and partners from one centralized database. Headquartered in Delray Beach, Florida, Ecometry's client roster includes industry-leading retailers such as Nordstrom, Time Life, Brookstone, Zales, Hickory Farms, Levenger, Nine West, Coldwater Creek, Hallmark, Urban Outfitters and Lego. For more information, visit http://www.ecometry.com.

SAFE HARBOR

This press release may contain forward-looking statements, express and implied. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including without limitation the risk factors discussed in Ecometry's Annual Report on Form 10-K, filed on March 8, 2002 and Ecometry's other filings with the SEC.

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Contact:

     Ecometry Corporation, Delray Beach
     Martin K. Weinbaum, 561/265-2700
     Fax: 561/454-4801